Exhibit 99.1

Radyne Secures New Credit Facility

PHOENIX – September 6, 2007 Radyne Corporation (Nasdaq: RADN) announced today that it has entered into a new $60 million credit facility. The new four-year credit arrangement replaces the company’s existing $15 million facility, which was scheduled to mature in May of 2008. The new facility includes an “accordion” provision that allows the aggregate commitment to increase up to $75 million.

The new facility is led by Citibank with participation from Wells Fargo HSBC Trade Bank.

“We appreciate the vote of confidence that Citibank and Wells Fargo HSBC Trade Bank have provided us. The improved pricing structure and flexible covenants provide Radyne additional tools to support the company’s growth strategy and to improve our profitability,” said Myron Wagner, Radyne’s CEO.

About Radyne Corporation

Radyne Corporation designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, troposcatter, microwave and cable communication networks. The Company sells under four brands:

•	Radyne builds satellite modems, converters and switches,

•	Xicom Technology produces high power amplifiers,

•	AeroAstro is a leader in microsatellite systems, components, and advanced communications technologies,

•	Tiernan supplies HDTV and SDTV encoding and transmission equipment.

Radyne is headquartered in Phoenix, Arizona, with additional offices in Santa Clara and San Diego, California, Ashburn, Virginia and Littleton, Colorado. In addition, the Company has sales offices in Singapore, Beijing, Jakarta and the United Kingdom. For more information, visit our web site at www.radn.com.

Safe Harbor Paragraph for Forward-Looking Statements

This press release includes statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”) and Radyne claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Radyne Corporation and its subsidiaries, including AeroAstro, to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect Radyne Corporation’s results and cause them to materially differ from those contained in the forward-looking statements contained herein include, without limitation our belief that this credit facility will ultimately lead to increased profitability or further our goals to grow the Company.

Other factors that may affect forward-looking statements and the Company’s business generally include but are not limited to:

•	Prospects of the international markets and global economy given that Radyne Corporation depends heavily on international sales.

•	A downturn in the evolving telecommunications, television broadcast and Internet industries.

•	A downturn in US Government spending for defense and other government customer needs

•	Risk factors and cautionary statements made in Radyne Corporation’s Annual Report on Form 10-K for the period ended December 31, 2006.

•	The effect that acts of international terrorism may have on Radyne Corporation’s ability to ship products abroad.

•	Other factors that Radyne Corporation is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. Radyne Corporation does not undertake and specifically declines any obligation to update any forward-looking statements.

Contact: Malcolm Persen, Chief Financial Officer, 602.437.9620

RADN-PR